Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Thimble Point Acquisition Corp. (“the Company”) on Form S-4 of our report dated January 15, 2021, except for the second paragraph of Note 8 as to which the date is February 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Thimble Point Acquisition Corp. as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

July 16, 2021